Exhibit 10.6

                                    AGREEMENT

         THIS AGREEMENT is made this 25th day of August, 2003 by and between SOLOMON TECHNOLOGIES, INC., a Delaware corporation as successor to Solomon Technologies, Inc., a Maryland corporation ("Solomon") and HOMEWOOD PRODUCTS CORPORATION ("Homewood").

         WHEREAS, Solomon and Homewood entered into a manufacturing agreement dated November __, 1996 ("1996 Agreement") for the development, purchase and sale of certain electric motors for marine applications; and

         WHEREAS, with the passage of nearly seven years and the changing of circumstances, Solomon and Homewood wish to terminate the 1996 Agreement and enter into the agreement as set forth herein.

         NOW, THEREFORE, in consideration of the premises and for other consideration, the adequacy, sufficiency and receipt of which the parties hereto hereby acknowledge, Solomon and Homewood agree as follows:

1. Release by Solomon. Solomon hereby releases and forever discharges Homewood and its affiliates, and their respective directors, officers, agents, employees, fiduciaries of benefit plans, successors and assigns, from any and all claims and potential claims, known or unknown, arising in whole or in part out of the 1996 Agreement, including, but not limited to, any and all claims arising out of alleged violations of the 1996 Agreement and any other alleged contract, express or implied, any covenant of good faith and fair dealing, express or implied.

2. Release by Homewood. Homewood hereby releases and forever discharges Solomon and its affiliates, and their respective directors, officers, agents, employees, fiduciaries of benefit plans, successors and assigns, from any and all claims and potential claims, known or unknown, arising in whole or in part out of the 1996 Agreement, including, but not limited to, any and all claims arising out of alleged violations of the 1996 Agreement and any other alleged contract, express or implied, any covenant of good faith and fair dealing, express or implied.

3. Purchase Requirement. During the period January 1, 2004 through December 31, 2004, Solomon shall purchase from Homewood no fewer than 100 production electric motors of the type set forth on SCHEDULE A hereto ("Units"). The catalog number and quantity for the Units to be released from time to time shall be given by Solomon to Homewood no less than 45 days before the requested shipping date. Each successive one-year period commencing on January 1, 2005 and thereafter is referred to herein as a "Purchase Year". The commencement of the initial Purchase Year shall be accelerated to the first day of the month after which

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         Solomon secures no less than $2,000,000 of equity funding. In the event of any such acceleration, the dates set forth herein shall be adjusted accordingly.

4. Pricing. The purchase price for the Units shall be Homewood's most favorable price based on a quantity purchase commitment for 100 Units, adjusted as appropriate for each subsequent Purchase Year.

5. Take or Pay. In the event that Solomon does not purchase 100 Units during the period set forth above, Solomon shall pay Homewood on or before January 1, 2005 an amount equal to the product of (i) the average purchase price for all Units actually purchased by Solomon and
         (ii) the remainder of 100 and the number of Units actually purchased by Solomon. By way of example only, if the average purchase price of Units actually purchased by Solomon was $8,000, and Solomon purchased 75 Units, Solomon would owe Homewood $200,000.

         Solomon agrees to pay to Homewood $200,000 from the first $2,000,000 of equity funding received by it and an additional $100,000 from the next $1,000,000 of equity funding received by it, in each instance to be applied against Solomon's purchase commitment hereunder.

6. Exclusivity. During the initial Purchase Year and for so long as Solomon commits to take or pay for 100 Units in any subsequent Purchase Year, Homewood shall not accept purchase orders for Units from any third party for marine applications, and Solomon shall not purchase products comparable to Units from any third-party supplier.

7. Renewal Periods. This Agreement shall be automatically renewed for successive one year periods provided that, on or before September 30 of each year, Solomon commits to purchase no fewer than 100 Units during the successive one year period commencing on January 1, PROVIDED THAT Solomon has accepted delivery of or paid for no fewer than 100 Units during such Purchase Year. The parties hereto acknowledge that the Units purchased in successive years may vary from those purchased during the initial one year period and agree from time to time to modify SCHEDULE A hereto accordingly.

8. New Products for Marine Applications. Solomon shall accord Homewood the opportunity on a non-exclusive basis to develop new products within Homewood's scope of business for marine application opportunities targeted by Solomon.

9.       Miscellaneous.

         a. Relations with Third Parties. Neither party nor its agents, representatives or employees shall for any purpose be considered agents, representatives or employees of the other party. Neither party shall perform any act or make any

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         representation which may create the impression or inference that either party is an agent, representative or employee of the other party.

         b. Power and Authority. Each party hereto represents that it has the power and authority to execute, deliver and perform this Agreement, and that such execution, delivery and performance will not violate, conflict with or result in a breach or termination of, or constitute a default under, any charter, by-law, lease, contract or other agreement or instrument to which it is a party or by which it may be bound. Each party covenants and agrees that it will perform its duties hereunder in accordance with any and all applicable laws, statutes, ordinances, rules, regulations or any other authoritative pronouncement of any governmental authority having jurisdiction over such matters.

         c. Assignability. Homewood may not assign, subcontract, transfer or otherwise delegate any of its rights or obligations hereunder without the prior written consent of Solomon, which consent may be withheld in the sole and absolute subjective discretion of Solomon. This Agreement shall inure to the benefit of, and shall be binding upon, the parties, their respective successors and permitted assigns.

         d. Governing Law; Arbitration. This Agreement shall be governed, enforced, performed and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions. Each of the parties hereto submits to the exclusive jurisdiction of the state and/or federal courts located within the State of Delaware for any suit, hearing or other legal proceeding of every nature, kind and description whatsoever in the event of any dispute or controversy arising hereunder or relating hereto, or in the event any ruling, finding or other legal determination is required or desired hereunder.

         Any dispute or disagreement arising among the parties in connection with this Agreement that cannot be resolved to their mutual satisfaction shall be settled by binding arbitration conducted in Wilmington, Delaware by the American Arbitration Association (the "AAA") in accordance with the rules thereof then pertaining. Each of the parties hereto hereby submit to the jurisdiction of the courts of the State of Delaware in any proceeding for the enforcement of this Agreement to arbitrate and for the enforcement of the awarded rendered by the arbitrators, and agree that judgment upon such award may be entered in any court, in or out of the State of Delaware, having jurisdiction thereof. The costs of such arbitration, including the fees and expenses of the arbitrator (but not the cost to each party of preparing and presenting its case) shall be shared equally by Solomon and Homewood, unless the arbitration award provides otherwise.

         e. Severability and Modification. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be leally invalid or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not be affected and such provision shall be deemed

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         modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision shall then be enforceable and enforced.

         f. Notices. All notices that are required or permitted to be given under this Agreement shall first be sent by facsimile transmission and then confirmed on the same day for delivery on the next business day by reputable overnight courier service. Notice shall be deemed to have been duly given or made on the date delivered by facsimile transmission. Notices shall be addressed as follows:

                  If to Solomon:

                           David Tether
                           Solomon Technologies, Inc.
                           PO Box 314
                           7375 Benedict Avenue
                           Benedict, MD 20612
                           Facsimile: 301-274-0573

                  If to Homewood:

                           B.L. DeGroot
                           President
                           Homewood Products Corporation
                           820 Washington Boulevard
                           Pittsburgh, PA 15206
                           Facsimile: 412-665-2760

         g. Captions; Waiver. Captions are inserted only for convenience and are in no way to be construed as part of this Agreement. The waiver or failure of any party to exercise any rights under this Agreement shall not be deemed a waiver of any other right or any future right.

         h. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed copies of this Agreement may be delivered by facsimile transmission or other comparable electronic means.

         i. Further Assurances; Announcements. Each party hereby agrees to do such further acts and things, and to execute and deliver such additional conveyances, assignments, agreements and instruments from time to time as the other party may at any time reasonably request in order better to assure and confirm to such other party the rights, powers and remedies conferred to it by this Agreement. Announcements regarding the transactions contemplated herein shall be made only with the prior consent of the parties hereto.

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         j. Time of the Essence. Time is of the essence with respect to the performance of this Agreement.

         k. Expenses. Except as expressly set forth herein, each party shall bear its own costs, expenses, taxes and other charges whatsoever incurred in connection with the execution and performance of this Agreement.

         l. Entire Agreement. This Agreement, including Schedule A hereto, contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements (including, without limitation, the 1996 Agreement), negotiations, representations and proposals, written and oral, relating thereto. This Agreement may be amended or modified only in a writing executed by both parties hereto.

         m. Confidentiality. Homewood agrees that all technology, data, work product, specifications, current or prospective customer names and requirements, marketing practices, product information and other business information provided to Homewood by Solomon in furtherance of this Agreement shall be treated as confidential and used exclusively by Homewood for the performance of this Agreement. Solomon agrees that all technology, data, work product, specifications, product information and other business information provided to Solomon by Homewood in furtherance of this Agreement shall be treated as confidential and used exclusively by Solomon for the performance of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement under seal on behalf of the parties on the date above first written.


         ATTEST:                       SOLOMON TECHNOLOGIES, INC.


         /s/                           By: /s/ DAVID E. TETHER
         --------------------------        -------------------
                                           David Tether, President


         ATTEST:                       HOMEWOOD PRODUCTS CORPORATION


         /s/                           By: /s/ BARRY DEGROOT
         ---------------------------       -----------------
                                           Barry DeGroot, President


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                                   SCHEDULE A

                                    [omitted]





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